UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

Catalyst Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

☐Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

April 18, 2024

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Catalyst Bancorp, Inc. The meeting will be held at our headquarters, located at 235 North Court Street, Opelousas, Louisiana, 70570, on Tuesday, May 21, 2024, at 8:00 a.m., Central time. The matters to be considered by shareholders at the annual meeting are described in the accompanying materials.

It is very important that your shares be voted at the annual meeting regardless of the number you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors and all of the employees of Catalyst Bancorp, I thank you for your continued interest and support.

Sincerely,

Joseph B. Zanco

President and Chief Executive Officer

CATALYST BANCORP, INC. 235 North Court Street Opelousas, Louisiana 70570 (337) 948-3033
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TIME	8:00 a.m., Central time, Tuesday, May 21, 2024
PLACE	Catalyst Bank 235 North Court Street Opelousas, Louisiana 70570
ITEMS OF BUSINESS
(1)
To elect three directors for a three-year term expiring in 2027, and until their successors are elected and qualified;
(2)
To ratify the appointment of Castaing, Hussey & Lolan, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

To transact such other business, as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE	Holders of Catalyst Bancorp common stock of record at the close of business on April 1, 2024, are entitled to vote at the meeting.
ANNUAL REPORT	Our 2023 Annual Report to Shareholders is enclosed but is not a part of the proxy solicitation materials.
PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction form sent to you or voting electronically over the Internet. Most shareholders whose shares are held in “street” name with a broker or other nominee can also vote their shares by telephone. If telephone voting is available to you, voting instructions are printed on the voting instruction form you received. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS Ted D. Bellard Corporate Secretary
Opelousas, Louisiana April 18, 2024

CATALYST BANCORP, INC.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to holders of common stock of Catalyst Bancorp, Inc., (“Catalyst Bancorp”) the parent holding company of Catalyst Bank. Proxies are being solicited on behalf of our Board of Directors for use at the Annual Meeting of Shareholders to be held at our corporate headquarters located at 235 North Court Street, Opelousas, Louisiana 70570 on Tuesday, May 21, 2024, at 8:00 a.m., Central time, and at any adjournment thereof for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This proxy statement is first being mailed to shareholders on or about April 18, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2024. This proxy statement and our 2023 Annual Report are available on our website at:

https://catalystbank.investorroom.com/annual-meeting.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the attached Notice of Annual Meeting of Shareholders, including the election of directors and the ratification of our independent registered public accounting firm. In addition, management may report on the performance of Catalyst Bancorp and respond to questions from shareholders.

Who is entitled to vote?

Only our shareholders of record as of the close of business on the voting record date for the annual meeting, April 1, 2024, are entitled to vote at the meeting. On the record date, we had 4,558,329 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I vote my shares?

After you have carefully read this proxy statement, indicate on your proxy card or voting instruction form how you want your shares to be voted. Then sign, date and mail your proxy card or voting instruction form in the enclosed prepaid return envelope or vote electronically over the Internet as soon as possible. This will enable your shares to be represented and voted at the annual meeting. Proxy cards from record shareholders of Catalyst Bancorp, Inc., must be received by Internet or by mail by 11:59 p.m. Eastern time on Monday, May 20, 2024. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in this accompanying proxy statement. Voting instructions from participants in the Catalyst Bancorp, Inc. Employee Stock Ownership Plan and Catalyst Bank 401(k) Plan must be received by Internet or by mail by 11:59 p.m. Eastern time on Tuesday, May 14, 2024, to be used by the plan Trustees to determine the votes for plan shares. Most shareholders whose shares are held in “street” name with brokers or other nominees can also vote their shares by telephone. If telephone voting is available to you, voting instructions are printed on the voting instruction form furnished by the broker or other nominee.

If my shares are held in “street name” by my broker, could my broker automatically vote my shares?

Your broker may not vote on the election of directors if you do not furnish instructions for such proposal. You should use the voting instruction form or broker card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares may not be voted or may be considered “broker non-votes.” Your broker may vote in his or her discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.  If your broker votes in his or her discretion on proposal two and you did not provide instructions for proposal one, then your shares will be considered “broker non-votes” on proposal one.

Can I attend the meeting and vote my shares in person?

All shareholders are invited to attend the annual meeting. Shareholders of record can vote in person at the annual meeting. If your shares are held in “street name,” then you are not the shareholder of record and you must ask your broker or other nominee about how you can vote at the annual meeting.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy card.

●	First, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.
●	Second, you may send a written notice to the Secretary of Catalyst Bancorp, Inc., Mr. Ted D. Bellard, Corporate Secretary, Catalyst Bancorp, Inc., 235 North Court Street, Opelousas, Louisiana 70570, in advance of the meeting stating that you would like to revoke your proxy.
●	Third, you may attend the annual meeting and vote in person. Any earlier proxy will be revoked. However, attending the annual meeting without voting in person will not revoke your proxy.

If your shares are held in street name and you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the votes that all shareholders are entitled to cast at the annual meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote (i) FOR the nominees for director described herein, and (ii) FOR ratification of the appointment of Castaing, Hussey & Lolan, LLC as our independent registered public accounting firm for the year ending December 31, 2024.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy. If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the annual meeting and any adjournment of the annual meeting and will not be used for any other meeting.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast with a quorum (i.e., a majority of the outstanding shares entitled to vote represented in person or by proxy) present. The three persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the annual meeting will be elected directors. The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the annual meeting is required for the approval of the proposal to ratify the appointment of our independent registered public accounting firm for the year ending December 31, 2024. Abstentions and broker non-votes are considered in determining the presence of a quorum but will not affect the vote required on the proposals to be considered at the Annual Meeting.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors (Proposal One)

Our Articles of Incorporation provide that the Board of Directors will be divided into three classes as nearly equal in number as the then total number of directors constituting the Board of Directors permits. The directors are elected by our shareholders for staggered terms, and until their successors are elected and qualified. At the annual meeting, shareholders of Catalyst Bancorp will be asked to elect one class of directors, consisting of three directors, for a three-year term expiring in 2027, and until their successors are elected and qualified.

Our Nominating and Corporate Governance Committee has recommended the re-election of Messrs. Bellard, LeBouef and Zanco as directors. No director is related to any other director or executive officer by first cousin or closer. Each nominee and each director whose term continues currently serves as a director of Catalyst Bancorp and its subsidiary, Catalyst Bank.

Unless otherwise directed, each proxy card signed and returned by a shareholder will be voted for the election of the nominees for director listed in the table below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed in the table below may not be able to serve as a director if elected.

The tables below and on the following page present information concerning the nominees for director and each director whose term continues, including tenure as a director. Terms as directors for all directors include service as a director of Catalyst Bank prior to the formation of Catalyst Bancorp in 2021. Ages are reflected as of April 1, 2024.

Nominees for Director for a Three-Year Term Expiring in 2027

Name	Age and Principal Occupation During the Past Five Years/ Public Directorships

Ted D. Bellard

Director and Secretary. President and owner of Targil, Inc., a seasoning supply company located in Opelousas, Louisiana since July 1995. Age 55.

Mr. Bellard brings business and management expertise to the board as the owner of local businesses in the communities served by Catalyst Bank. Director of Catalyst Bank since 2014 and Catalyst Bancorp since inception.

Craig C. LeBouef, MBA, CPA, CFP

Director. Partner of Going, Sebastien, Fisher & Lebouef, LLP and Owner of Craig C. Lebouef CPA, LLC located in Opelousas, Louisiana, since September 1994 and December 2008, respectively. Age 65.

Mr. LeBouef brings to the board a broad knowledge in accounting and financial management and expertise in investment management and personal financial planning. Mr. LeBouef serves on the Board of Directors and was past President of the St. Landry-Evangeline United Way. He is a member of the American Institute of CPAs and the Society of Louisiana CPAs. He is a current member and past President of the Rotary Club of Opelousas. Director of Catalyst Bank since 2017 and Catalyst Bancorp since inception.

Name	Age and Principal Occupation During the Past Five Years/ Public Directorships

Joseph B. Zanco, CPA, CIA

Director, President and Chief Executive Officer of Catalyst Bank since August 2020. Prior thereto, Executive Vice President and Chief Financial Officer of Home Bancorp, Inc. and Home Bank, National Association, Lafayette, Louisiana from April 2008 until August 2020. Mr. Zanco served as Controller and Principal Accounting Officer of Iberiabank from February 2005 to April 2008. Age 54.

Mr. Zanco brings public company experience to the board as a former Chief Financial Officer of a publicly traded company headquartered in Lafayette, Louisiana. Mr. Zanco serves on the Board of Directors of the Louisiana Association of Business and Industry and Vision St. Landry, and is the Past Chairman of the Board of Directors of One Acadiana (the Greater Lafayette Chamber of Commerce). He is a former member of the Board of Trustees of Ochsner Lafayette General. Director of Catalyst Bank since January 2021 and Catalyst Bancorp since inception.

The Board of Directors recommends that you vote FOR election of the nominees for Director.

Members of the Board of Directors Continuing in Office

Directors Whose Terms Expire in 2025

Name	Age and Principal Occupation During the Past Five Years/ Public Directorships

Todd A. Kidder

Chairman of the Board of Catalyst Bank since December 2016. Engineering Technician, Louisiana State Department of Transportation since July 1987.

Age 59.

Mr. Kidder brings management expertise to the board as a utility relocation specialist responsible for coordinating the relocation of utilities in connection with state highway projects in an eight Parish area in Louisiana. Mr. Kidder serves as a committee member of the Opelousas General Health System Foundation and the Opelousas Chapter of Ducks Unlimited. Director of Catalyst Bank since 2009 and Catalyst Bancorp since inception.

Kirk E. Kleiser

Director. Senior Managing Principal and Founder of K & G On the Geaux LLC and Kleiser Enterprises, Inc., convenience food stores located in Upper Lafayette, Louisiana. Managing Member of All in G.S. LLC, Real Estate Holding Company. Age 68.

Mr. Kleiser brings to the board experience in business planning and small business development as well as knowledge of the communities served by Catalyst Bank. Mr. Kleiser is a member of the Carencro Business Association and is a past member of the Chevron National Dealer Council. Director of Catalyst Bank since January 2021 and Catalyst Bancorp since inception.

Directors Whose Terms Expire in 2026

Name	Age and Principal Occupation During the Past Five Years/ Public Directorships

Frederick R. Lafleur

Director. Retired CPA. President and Chief Executive Officer of Savoie’s Sausage & Food Products, Inc. (“Savoie’s”) since October 2019. Prior thereto, Executive Vice President and Chief Operations Officer of Savoie’s from January 2016 through September 2019. Age 65.

Mr. Lafleur brings management and leadership experience to the board as the Chief Executive Officer of a food processing and distribution company located in Opelousas, Louisiana. Mr. Lafleur serves on the Board of Directors of Vision St. Landry. He is a member of the American Institute of CPAs. Director of Catalyst Bank since 2016 and Catalyst Bancorp since inception.

Matthew L. Scruggins

Director. Retired Supervisor of Personnel, St. Landry Parish School System. Age 55.

Mr. Scruggins brings oversight experience to the board as retired supervisor of employees and staffing and oversight of payroll and benefits for the local St. Landry Parish School System. Director of Catalyst Bank since 2014 and Catalyst Bancorp since inception.

Director Nominations

The Nominating and Corporate Governance Committee’s charter sets forth certain criteria the committee may consider when recommending individuals for nomination to the Board including:

●	ensuring that the Board of Directors, as a whole, is diverse by considering:
o	individuals with various and relevant career experience;
o	relevant technical skills;
o	industry knowledge and experience;
o	financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the U.S. Securities and Exchange Commission); and
o	local or community ties, and
●	minimum individual qualifications, including:
o	strength of character;
o	mature judgment;
o	familiarity with our business and industry;
o	independence of thought; and
o	an ability to work collegially.

The committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. The Nominating and Corporate Governance Committee will also consider candidates for director suggested by other directors, as well as our management and shareholders. A shareholder who desires to recommend a prospective nominee for the Board of Directors should notify our Corporate Secretary in writing providing whatever supporting material the shareholder considers appropriate. Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations which are described under “Shareholder Proposals, Nominations and Communications with the Board of Directors.”

Committees and Meetings of the Board of Directors

The Board of Directors of Catalyst Bancorp has established a Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The committees operate in accordance with written charters which are available on our website at www.catalystbank.com under the “Investor Relations” heading. During the fiscal year ended December 31, 2023, the Board of Directors of Catalyst Bancorp held eight meetings. No Director attended fewer than 75% of the aggregate of the total number of meetings. The Board of Directors has determined that a majority of its members are independent directors as “independent director” is defined in the Nasdaq listing standards. Our independent directors are Messrs. Kidder, Bellard, Kleiser, Lafleur, LeBouef and Scruggins.

The following table sets forth the membership of the committees as of the date of this proxy statement.

Nominating and
Director	Audit	Compensation	Corporate Governance
Todd A. Kidder	*	*	**
Kirk E. Kleiser		*
Frederick R. Lafleur			*
Craig C. LeBouef	**		*
Matthew L. Scruggins	*	**

*	Member
**	Chair

Audit Committee. The primary purpose of the Audit Committee, as set forth in the committee’s charter, is to assist the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices. The Audit Committee reviews with management and the independent auditors the systems of internal control, reviews the annual financial statements, including the Annual Report on Form 10-K, and monitors our adherence in accounting and financial reporting to generally accepted accounting principles. The Board of Directors has identified Mr. LeBouef as a member of the Audit Committee who meets the Securities and Exchange Commission’s definition of audit committee financial expert. The Board of Directors believes that all of the Audit Committee members have sufficient expertise to fulfill their fiduciary duties.  The Audit Committee meets on an as needed basis and met six times in 2023.

Compensation Committee. The Compensation Committee reviews the compensation of our executive officers and met six times in 2023. No member of the Compensation Committee is a current or former officer or employee of Catalyst Bancorp or Catalyst Bank.

Nominating and Corporate Governance Committee. Nominations for director of Catalyst Bancorp are reviewed by the Nominating and Corporate Governance Committee and submitted to the full Board of Directors for approval. The Nominating and Corporate Governance Committee met one time during 2023.

Board Leadership Structure

Our Board of Directors is led by a Chairman selected by the Board from time to time. Presently, Mr. Kidder serves as Chairman of the Board. Other than Mr. Zanco, our President and Chief Executive Officer, all of our other directors are independent.

The Board of Directors has determined that the separation of the offices of Chairman of the Board and President enhances Board independence and oversight. Further, the separation of the Chairman of the Board permits the President and Chief Executive Officer to better focus on his responsibilities of managing the daily operations of Catalyst Bancorp and Catalyst Bank, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing independent oversight and advice to management. Mr. Kidder is an independent director under the rules of the Nasdaq Stock Market.

Board’s Role in Risk Oversight

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, cybersecurity risk and reputational risk. Management is responsible for the day-to-day management of the risks Catalyst Bancorp and Catalyst Bank face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board of Directors regularly discusses with management our major risk exposures, their potential impact on our business and steps taken to address them.

Members of senior management regularly attend meetings of the Board of Directors and address any questions or concerns raised by the Board on risk management or other matters. The Board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as Catalyst Bank’s lending and investment policies, ratification or approval of investments and loans exceeding certain thresholds, and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets. In addition, members of management keep the Board informed of the state of our cybersecurity posture and any developments or incidents related to our cybersecurity exposure.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend, absent a valid reason for not doing so. Six of our seven directors attended our annual meeting of shareholders held on May 16, 2023.

Executive Officers Who Are Not Also Directors

Set forth below is information with respect to the principal occupations during the last five years for the three executive officers of Catalyst Bancorp and/or our subsidiary, Catalyst Bank, who do not also serve as directors of Catalyst Bancorp. Ages are reflected as of April 1, 2024.

Jacques L. J. Bourque, CPA, MBA, age 31, has served as Chief Financial Officer of Catalyst Bank and Catalyst Bancorp since February 2022. Mr. Bourque joined the company as Treasurer in October 2021. Previously, Senior Accountant for Home Bank, N.A., Lafayette, Louisiana, from October 2018 to October 2021. Prior thereto, Staff Auditor for Postlethwaite & Netterville from June 2018 to October 2018, and Internal Auditor for Home Bank, N.A. from January 2017 to May 2018.

Amanda B. Quebedeaux, age 50, has served as Senior Vice President and Director of Operations of Catalyst Bank since February 2022. Previously, Vice President and Director of Operations of Catalyst Bank since June 2021. Prior thereto, Vice President, Client Solutions System Administrator Manager, Hancock Whitney Bank and Senior Vice President, Director of Loan Operations, MidSouth Bank, a subsidiary of MidSouth Bancorp from 2004 to October 2018.

Don P. Ledet, age 58, has served as Senior Vice President and Chief Risk Officer of Catalyst Bank since November 2023. Previously, Executive Vice President and Head of Retail Market Support for First Horizon Bank from July 2020 to October 2023. Prior thereto, he served in several roles for Iberiabank including Executive Vice President and Director of Retail Support from July 2011 to June 2020.

Director Compensation

Director Compensation Table. The following table sets forth total compensation paid to each director who served as a director of Catalyst Bancorp during 2023, other than Mr. Zanco whose compensation is set forth under “Executive Compensation.”

	Board/Committee
	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards	Compensation (1)	Total
Todd A. Kidder	$39,000	$-	$-	$2,275	$41,275
Ted D. Bellard	34,600	-	-	690	35,290
Kirk E. Kleiser	31,200	-	-	-	31,200
Frederick R. Lafleur	31,200	-	-	788	31,988
Craig C. LeBouef	36,000	-	-	788	36,788
Matthew L. Scruggins	36,000	-	-	2,751	38,751

(1)	Includes premiums paid for supplemental health insurance benefits for all directors other than Mr. Kleiser and premiums paid for long term care coverage for Messrs. Kidder and Scruggins (the Bank pays premiums for supplemental long term healthcare insurance for non-employee directors whose services commenced prior to 2015).

Narrative to Director Compensation Table. Each director of Catalyst Bank currently receives $2,000 monthly, regardless of meeting attendance, and $600 and $400 per month for loan and audit committee membership, respectively. Directors did not receive a discretionary annual bonus for the 2023 fiscal year. The Chairman and Secretary receive an additional $250 per month. Each of the current directors of Catalyst Bancorp also serves as a director of Catalyst Bank. No additional director fees are being paid to directors for their service on the Catalyst Bancorp Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation awarded to, earned by or paid to named executive officers for the years ended December 31, 2023 and 2022.

				Stock	Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Options (1)	Compensation (2)	Total

Joseph B. Zanco	2023	$300,000	$-	$-	$-	$93,963	$393,963
President and Chief Executive Officer	2022	300,000	-	281,428	230,538	95,133	907,099

Amanda B. Quebedeaux	2023	147,000	18,000	-	-	18,172	183,172
Senior Vice President and Director of Operations	2022	147,000	15,000	112,571	92,215	19,627	386,413

Don P. Ledet	2023	14,423	-	95,643	85,465	-	195,531
Senior Vice President and Chief Risk Officer (since November 13, 2023)	2022	-	-	-	-	-	-

(1)	Reflects the aggregate grant date fair value of stock award based upon the stock price on the date of the award in accordance with FASB ASC Topic 718. The stock award granted pursuant to the Catalyst Bancorp, Inc. 2022 Recognition and Retention Plan and Trust Agreement vest at a rate of 20% per year beginning on September 1, 2023, for Mr. Zanco and Mrs. Quebedeaux and December 1, 2024, for Mr. Ledet.
(2)	All other compensation does not include amounts attributable to other miscellaneous benefits. The costs to Catalyst Bank of providing such benefits during fiscal 2023 did not exceed $10,000 for any individual officer. All other compensation includes for Mr. Zanco, an annual vehicle allowance of $18,000, life insurance premiums of $25,600 and reimbursement of taxes of $15,681 under his Restricted Executive Benefit Agreement. All other compensation also includes the fair market value, based on a closing price of $10.84 on December 31, 2023, of the shares of Catalyst Bancorp common stock allocated to the employee stock ownership plan accounts of all executive officers, and life insurance premiums, AD&D and matching contributions under Catalyst Bank’s 401(k) retirement plan.

Narrative to Summary Compensation Table

Base salaries for our named executive officers are approved by the Compensation Committee. Base salaries as of the end of fiscal 2023 were $300,000, $147,000 and $150,000 for Mr. Zanco, Mrs. Quebedeaux and Mr. Ledet, respectively. Catalyst Bank does not maintain a written bonus plan, although we have historically paid bonuses to our employees. Mr. Zanco and Mr. Ledet did not receive a bonus during 2023. Mrs. Quebedeaux received a discretionary bonus of $18,000 equal to approximately 12.2% of her current base salary.

Clawback Policy

In 2023, the Company Board of Directors instituted a new “clawback” policy with respect to incentive compensation. The clawback policy mitigates the risks associated with the Company’s compensation policies, because certain employees will be required to repay compensation in the circumstances identified in the policy. The clawback policy provides that the Board of Directors will seek recoupment of incentive-based compensation paid or granted to our named executive officers in the event of a material restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirements under Federal securities laws. If the Company was required to prepare an accounting restatement, the policy requires the board to seek to recover amounts of incentive compensation erroneously paid (that is, the excess of what amounts would have been paid to the executive under the restated financial statements) to the named executive officer during the three years preceding such restatement. The Board of Directors will reevaluate and, if necessary revise the Company’s clawback policy to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth outstanding equity awards at December 31, 2023 to our named executive officers.

	Options Awards (1)				Stock Awards
						Market		Market
	Number of				Number of	Value of	Number of	Value of
	Securities				Shares	Shares	Shares	Shares
	Underlying				or Units	or Units	or Units	or Units
	Unexercised			Options	of Stock	of Stock	of Stock	of Stock
	Options		Exercise	Expiration	that Have	that Have	that Have	that Have
Name	Exercisable	Unexercisable	Price	Date	Vested (2)	Vested (3)	Not Vested(2)	Not Vested (3)
Joseph B. Zanco	10,580	42,320	$13.30	9/1/2032	4,232	$45,875	16,928	$183,500
Amanda B. Quebedeaux	4,232	16,928	13.30	9/1/2032	1,692	18,341	6,772	73,408
Don P. Ledet	-	21,160	11.30	12/1/2033	-	-	8,464	91,750

(1)	Granted pursuant to Catalyst Bancorp, Inc. 2022 Stock Options Plan vesting at a rate of 20% per year beginning on September 1, 2023, for Mr. Zanco and Mrs. Quebedeaux and on December 1, 2024 for Mr. Ledet.
(2)	Granted Pursuant to the Catalyst Bancorp, Inc. 2022 Recognition and Retention Plan and Trust Agreement and vesting at a rate of 20% per year which began on September 1, 2023, for Mr. Zanco and Mrs. Quebedeaux and will begin on December 1, 2024 for Mr. Ledet.
(3)	Calculated by multiplying the closing market price of our common stock on December 31, 2023, which was $10.84, by the applicable number of shares of common stock underlying the executive officer’s stock award.

Employment Agreements

Catalyst Bank entered into an amended employment agreement with Mr. Zanco effective August 17, 2023. The employment agreement amended and restated the prior employment agreement between Catalyst Bank and the executive. Pursuant to the agreement, Mr. Zanco serves as President and Chief Executive Officer for a term of three years ending August 17, 2026. Prior to the expiration of the term of the agreement, the board of directors will review the agreement to determine whether to extend the term of the employment agreement for three additional years or such other time period mutually agreed upon. The employment agreement provides for a base salary of $300,000,  which may be increased at the discretion of the Board of Directors of Catalyst Bank.

In addition to life insurance benefits applicable for all employees, Mr. Zanco receives additional life insurance of $500,000 payable to his spouse or other beneficiary upon his death. The employment agreement provides that Mr. Zanco will receive a supplemental benefit of $750,000 vesting over 15 years pursuant to his Restricted Executive Benefit Agreement.

The employment agreement is terminable with or without cause by Catalyst Bank. Mr. Zanco has no right to compensation or other benefits pursuant to the employment agreement for any period after termination for cause, as defined in the agreement. The employment agreement provides that in the event of an involuntary termination of employment (including a voluntary termination by Mr. Zanco as a result of a material breach of the agreement by Catalyst Bank or for “good reason”, including a change in the executive’s position, salary or duties without his consent), Mr. Zanco would be entitled to (1) a lump sum cash severance payment which is equal to 12 months of his base salary as of the date of termination, subject to Mr. Zanco executing a release of any claims against Catalyst Bank or its affiliates and (2) continued health insurance coverage until the earlier of 12 months or the date he receives substantially similar benefits from another employer.

The employment agreement provides that if Mr. Zanco’s employment terminates without cause or with good reason on the effective date of a change in control, as defined in the agreement, or within 30 calendar days after a change in control, then Mr. Zanco would be entitled to (1) a lump sum cash severance payment equal to 36 months of the greater of his base salary at the time of the change in control or the date of his termination and (2) continued health insurance coverage until the earlier of 36 months or the date he receives substantially similar benefits from another employer. If the agreement terminates as a result of Mr. Zanco’s death, his estate or beneficiary will be paid his base salary for twelve weeks and continued health coverage for his family over the same period.

In September 2023, Catalyst Bank entered into an employment agreement with Amanda B. Quebedeaux, Senior Vice President and Director of Operations for a term of three years ending in September 2026. Prior to the expiration of the term of the agreement, the board of directors will review the agreement to determine whether to extend the term for three additional years or such other time period mutually agreed upon. The employment agreement provides for a base salary of $147,000, which may be increased at the discretion of the Board of Directors of Catalyst Bank.

The employment agreement is terminable with or without cause by Catalyst Bank. Mrs. Quebedeaux has no right to compensation or other benefits pursuant to the employment agreement for any period after termination for cause, as defined in the agreement. The employment agreement provides that in the event of an involuntary termination of employment (including a voluntary termination by Mrs. Quebedeaux as a result of a material breach of the agreement by Catalyst Bank or for “good reason”, including a change in the executive’s position, salary or duties without her consent), Mrs. Quebedeaux would be entitled to (1) a lump sum cash severance payment which is equal to 12 months of her base salary as of the date of termination, subject to Mrs. Quebedeaux executing a release of any claims against Catalyst Bank or its affiliates and (2) continued health insurance coverage until the earlier of 12 months or the date she receives substantially similar benefits from another employer.

The employment agreement provides that if Mrs. Quebedeaux’s employment terminates without cause or with good reason on the effective date of a change in control, as defined in the agreement, or within 30 calendar days after a change in control, then Mrs. Quebedeaux would be entitled to (1) a lump sum cash severance payment equal to 12 months of the greater of her base salary at the time of the change in control or the date of her termination and (2) continued health insurance coverage until the earlier of 12 months or the date she receives substantially similar benefits from another employer. If the agreement terminates as a result of Mrs. Quebedeaux’s death, her estate or beneficiary will be paid her base salary for twelve weeks and continued health coverage for her family over the same period.

Retirement Benefits

Retirement benefits are an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry. Our executive compensation program currently includes (i) a 401(k)  plan which enables our employees to supplement their retirement savings with elective deferral contributions and permits matching and discretionary contributions by us, and (ii) an employee stock ownership plan that allows participants to accumulate retirement benefits in the form of employer stock at no current cost to the participant.

401(k) Plan. Catalyst Bank sponsors the Catalyst Bank 401(k) Plan, which is a qualified, tax-exempt defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. An employee of Catalyst Bank is eligible to become a participant in the plan after completing one month of employment in which the employee completed at least 83.3 hours of service. Eligible employees are entitled to enter the 401(k) plan on a monthly basis.

Under the 401(k) plan, during 2023 participants were permitted to make salary deferral contributions (in whole percentages) up to the maximum percentage of compensation allowed by law ($22,500 for 2023). Participants who are age 50 or older are permitted to make “catch up” contributions to the plan up to $7,500 (for 2023, as indexed annually). During 2023, Catalyst Bank contributed a matching contribution amount up to 4% of the participant’s annual compensation.

Employee Stock Ownership Plan. Catalyst Bancorp has established an employee stock ownership plan for our employees who have been credited with at least 1,000 hours of service during a 12-month period. As part of the conversion offering completed in October 2021, the employee stock ownership plan purchased 8.0% of the common stock issued in the conversion, or 423,200 shares, from Catalyst Bancorp utilizing a loan equal to 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. The loan to the employee stock ownership plan, which has a term of 20 years, is being repaid principally from Catalyst Bank’s contributions to the employee stock ownership plan, and the collateral for the loan is the common stock purchased by the employee stock ownership plan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Catalyst Bancorp or upon the sale of treasury shares by Catalyst Bancorp.

Shares purchased by our employee stock ownership plan with the loan proceeds are held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan are allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation, consisting of salary and bonus, to the total of such compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Account balances of participants in the employee stock ownership plan will be 100% vested after five years of service. Credit is given for years of service with Catalyst Bank prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Transactions With Related Persons

Catalyst Bank offers extensions of credit to its directors and executive officers as well as members of their immediate families for the financing of their primary residences and other purposes. These loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Catalyst Bank, and none of such loans involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2023, such loans total approximately $2.0 million.

The Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director. However, this prohibition does not apply to loans made by depository institutions, such as Catalyst Bank, that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with Catalyst Bank. With respect to lending activities, Catalyst Bank has policies governing affiliate and insider lending transactions. These policies prohibit extensions of credit to “insiders,” as defined in the policies, unless the extension of credit (i) is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with members of the general public (unless the loans are made pursuant to a benefit or compensation program that is widely available to employees of Catalyst Bank and does not give preference to any director, executive officer or principal shareholder), and (ii) does not involve more than the normal risk of repayment or present other unfavorable features.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables below set forth, as of April 1, 2024 the voting record date, certain information as to our common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 who or which was known to us to be the beneficial owner of more than 5% of our issued and outstanding common stock, (b) our directors, (c) certain executive officers of Catalyst Bancorp and/or Catalyst Bank, and (d) all directors and executive officers as a group.

	Common Stock Beneficially Owned as
	of April 1, 2024(1)(2)
Name of Beneficial Owner	Amount		Percentage
5% Owners:
Catalyst Bancorp, Inc. Employee Stock Ownership Plan Trust 235 North Court Street Opelousas, Louisiana 70570	420,855	(3)	9.2%
AllianceBernstein LP 1345 Avenue of the Americas New York, NY 10105	309,555	(4)	6.8
Mount Grey Capital LLC 19 Carlile Terrace Little Silver, NJ 07739	282,791	(5)	6.2
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	251,139	(6)	5.5

Directors:
Todd A. Kidder	25,924	(7)	*
Ted D. Bellard.	40,746	(8)	*
Kirk E. Kleiser.	45,023	(9)	*
Frederick R. Lafleur	30,924	(10)	*
Craig C. LeBouef	30,924	(11)	*
Matthew L. Scruggins	30,924	(12)	*
Joseph B. Zanco	51,858	(13)	1.1

Other Executive Officers:
Amanda B. Quebedeaux	7,926	(14)	*
Don P. Ledet	2,500	(15)	*
Jacques L.J. Bourque	3,204	(16)	*

All directors and executive officers as a group (10 persons)(2)	269,953	(17)	5.9%

*	Less than 1.0%
(1)	Based upon filings made with the Securities and Exchange Commission and information furnished by the respective individuals. Pursuant to regulations under the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (a) voting power, which includes the power to vote or to direct the voting of the shares, or (b) investment power, which includes the power to dispose or to direct the disposition of the shares. Since owners of unvested shares awarded pursuant to the 2022 Recognition Plan and Trust Agreement do not have voting or dispositive power, they have not been included in the table above. A person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options.

(Footnotes continued on following page)

(2)	Includes the following options granted under the Catalyst Bancorp 2022 Stock Option Plan which are the only shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options.

Option Awards
Name	Included
Directors:
Todd A. Kidder	4,232
Ted D. Bellard.	4,232
Kirk E. Kleiser.	4,232
Frederick R. Lafleur	4,232
Craig C. LeBouef	4,232
Matthew L. Scruggins	4,232
Joseph B. Zanco	10,580

Other Executive Officers:
Amanda B. Quebedeaux	4,232
Don P. Ledet	-
Jacques L.J. Bourque	1,000

All directors and executive officers as a group (10 persons)	41,204

(3)	Ms. Jutta A. Codori acts as trustee of the Catalyst Bancorp, Inc. Employee Stock Ownership Plan Trust. As of April 1, 2024, 45,265 shares held in the plan trust were allocated to individual accounts established for participating employees and 375,590 shares were held, unallocated, for allocation in future years. In general, the allocated shares held in the plan trust as of April 1, 2024, will be voted by the plan trustees in accordance with the instructions of the participants. Any unallocated shares are generally required to be voted by the plan trustees for or against proposals to shareholders in the same proportion as the shares of Company Stock which have been allocated to the accounts of individual participants and their beneficiaries are actually voted thereby, subject to each case to the fiduciary duties of the plan trustees and applicable law. The amount of our common stock beneficially owned by officers who serve as plan trustees and by all directors and executive officers as a group does not include the shares held by the plan trust other than shares specifically allocated to the individual officer’s account.
(4)	Based on Schedule 13G filed with the SEC as of December 31, 2022
(5)	Based on Schedule 13G/A filed with the SEC as of December 31, 2023.
(6)	Based on Schedule 13G filed with the SEC as of December 31, 2023.
(7)	Includes 10,000 shares held by Mr. Kidder’s spouse.
(8)	Includes 10,000 shares held by Mr. Bellard’s spouse.
(9)	Includes 5,000 shares held by the K. Kleiser LLC of which Mr. Kleiser is the sole member, 1,000 shares held by the K & G on the GEAUX LLC of which Mr. Kleiser is a senior managing member and 90% owner, 2,500 shares held by Kleiser Enterprises, Inc. of which Mr. Kleiser is a senior managing member and 90% owner and 2,800 shares held by Mr. Kleiser’s spouse.
(10)	Includes 15,000 shares held by Mr. Lafleur’s spouse.
(11)	Includes 10,000 shares held by the Craig C. LeBeouf CPA LLC of which Mr. LeBouef is the sole managing member.
(12)	Includes 10,000 shares held by Mr. Scruggins’s spouse.

(Footnotes continued on following page)

(13)	Includes 15,000 shares held by Mr. Zanco’s spouse, 1,364.8871 shares held in Mr. Zanco’s account in the 401(k) Plan and 4,466.5814 shares allocated to Mr. Zanco’s account in the employee stock ownership plan.
(14)	Includes 2,076.0163 shares allocated to Mrs. Quebedeaux’s account in the employee stock ownership plan.
(15)	Shares held jointly with Mr. Ledet’s wife.
(16)	Includes 100 shares held by Mr. Bourque’s son, 100 shares held by Mr. Bourque’s daughter, 465.6317 shares held in Mr. Bourque’s account in the 401(k) Plan and 1,273.9051 shares allocated to Mr. Bourque’s account in the employee stock ownership plan.
(17)	Includes an aggregate of 1,830.5188 shares of common stock held in the 401(k) Plan and 7,816.5028 shares of common stock which are held by the employee stock ownership plan on behalf of our executive officers as a group.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our officers and our directors, and persons who own more than 10% of Catalyst Bancorp, Inc.’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on information provided to the Company by individual directors and officers, we believe that all our Section 16 filers complied with the filing requirements during the fiscal year, except for a Form 3 for Don P. Ledet omitting 2,500 shares of stock that Mr. Ledet owned when he joined Catalyst Bank. An amended Form 3 reflecting the shares was subsequently filed.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Two)

Our Audit Committee has appointed Castaing, Hussey & Lolan, LLC independent registered public accounting firm, to perform the audit of Catalyst Bancorp’s financial statements for the year ending December 31, 2024, and further directed that their selection be submitted for ratification by the shareholders at the annual meeting.

We have been advised by Castaing, Hussey & Lolan that neither that firm nor any of its associates has any relationship with Catalyst Bancorp or Catalyst Bank other than the usual relationship that exists between independent registered public accounting firms and their clients. Castaing, Hussey & Lolan will have one or more representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

In determining whether to appoint Castaing, Hussey & Lolan as our independent registered public accounting firm, the Audit Committee considered whether the provision of services, other than auditing services, by Castaing, Hussey & Lolan is compatible with maintaining their independence. Each new engagement of Castaing, Hussey & Lolan was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

Audit Fees

The following table sets forth the aggregate fees billed by Castaing, Hussey & Lolan for professional services in connection with the audit of our financial statements for the years ended December 31, 2023 and 2022 and fees paid by us to Castaing, Hussey & Lolan for audit-related services rendered by Castaing, Hussey & Lolan during fiscal 2023 and 2022.

	Year Ended December 31,
	2023	2022
Audit Fees(1)	$108,500	$94,500
Audit-related fees	-	2,815
Tax fees	-	-
All other fees(2)	4,615	2,330
Total	$113,115	$99,645

(1)	Audit fees consist of fees for professional services rendered for the audit of our financial statements, review of financial statements included in Catalyst Bancorp’s quarterly reports, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	All other fees consist of other permissible services by an independent registered public accounting firm, including review of management’s accounting for certain items during the year.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Castaing, Hussey & Lolan as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed Catalyst Bancorp’s audited consolidated financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed in PCAOB Auditing Standard No. 16, (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant their independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Catalyst Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Craig C. LeBouef, Chair
Todd A. Kidder
Matthew L. Scruggins

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of Catalyst Bancorp relating to the next annual meeting of shareholders, which is expected to be held in May 2025, must meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 and be received at our principal executive offices  of Catalyst Bancorp located at 235 North Court Street, Opelousas, Louisiana 70570, Attention:  Ted D. Bellard, Corporate Secretary, not less than 120 days of the first anniversary of the date the previous year’s Proxy Statement and form of Proxy were mailed to shareholders. Thus, a shareholder proposal must be received no later than December 19, 2024, in order to be included in the Proxy Statement and form of Proxy for the 2025 annual meeting. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting pursuant to Article 9.D. of our Articles of Incorporation, which provides that the shareholder must give timely notice thereof in writing to the Corporate Secretary. To be timely with respect to the annual meeting of shareholders expected to be held in May 2025, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of proxy materials or a notice of the meeting by Catalyst Bancorp in connection with the immediately preceding annual meeting of shareholders of Catalyst Bancorp. Thus, a shareholder proposal must be received no later than December 19, 2024, to be brought before the annual meeting of shareholders expected to be held in May 2025. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting the information required by Article 9.D. of our Articles of Incorporation.

Shareholder Nominations. Article 6.F. of our Articles of Incorporation  provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or the Nominating Committee thereof, shall be made by a shareholder who has complied with the notice provisions in Article 6.F. of our Articles of Incorporation. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our annual meeting in 2025, this notice must be received by December 19, 2024. Each written notice of a shareholder nomination is required to set forth certain information specified in Article 6.F. of our Articles of Incorporation. We did not receive any shareholder nominations with respect to this 2024 annual meeting.

Other Shareholder Communications. Our Board of Directors has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Catalyst Bancorp, Inc., c/o Ted D. Bellard, Corporate Secretary, 235 North Court Street, Opelousas, Louisiana 70570.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders for the year ended December 31, 2023 accompanies this proxy statement. Such annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, we will furnish to any shareholder without charge a copy of our Annual Report on Form 10-K (without exhibits) for fiscal 2023 required to be filed with the Securities and Exchange Commission. In addition, upon written request, we will furnish copies of the exhibits to the Annual Report on Form 10-K for a fee that covers our reasonable expenses in furnishing such exhibits. Such written requests should be directed to Ted D. Bellard, Corporate Secretary, Catalyst Bancorp, 235 North Court Street, Opelousas, Louisiana 70570. The Form 10-K is not part of the proxy solicitation materials.

OTHER MATTERS

Management is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Catalyst Bancorp. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CATALYST BANCORP, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by mail must be received by 11:59 p.m., Eastern Time, on May 20, 2024.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

REVOCABLE PROXY

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

1. Election of Directors

	FOR	WITHHOLD
(1) Ted D. Bellard	☐	☐
(2) Craig C. LeBouef	☐	☐
(3) Joseph B. Zanco	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature________________________________**Signature, if held jointly**________________________________**Date**__________**, 2024**

Please date the Proxy and sign your name exactly as it appears on the stock records of the Company. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such. If signing as a corporation or other entity, please sign in entity's name by authorized person.

The proxy statement and our 2023 Annual Report to Shareholders are available at https://catalystbank.investorroom.com/annual-meeting

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CATALYST BANCORP, INC.

The undersigned appoints the Board of Directors of Catalyst Bancorp, Inc., and each of them, as proxies, each with full powers of substitution, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Catalyst Bancorp, Inc. held of record by the undersigned at the close of business on April 1, 2024, at the Annual Meeting of Shareholders of Catalyst Bancorp, Inc. to be held on May 21, 2024, at 8:00 a.m. Central time or at any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2024 Annual Meeting of Shareholders, or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY ALSO MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY WRITTEN NOTICE TO THE SECRETARY OF CATALYST BANCORP, INC., OR BY EXECUTION OF A SUBSEQUENTLY DATED PROXY.

(Continued, and to be marked, dated and signed, on the other side)